Exhibit 8.3

[FORM OF OPINION OF CLIFFORD CHANCE US LLP]

                    , 2006

Alesco Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as legal counsel to Alesco Financial Trust, a Maryland real estate investment trust (“Alesco”), in connection with the merger (the “Merger”) of Alesco with and into Jaguar Acquisition Inc., a Maryland corporation (“Acquisition Corp.”), a wholly-owned subsidiary of Sunset Financial Resources, Inc., a Maryland corporation (“Sunset”), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2006 (the “Merger Agreement”), by and among Alesco, Sunset, and Acquisition Corp. as described in a Registration Statement on Form S-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended, including a Proxy Statement/Prospectus dated [                    ], 2006 (the “Proxy Statement/Prospectus”).

You have requested our opinion, pursuant to Section 7.1(f) of the Merger Agreement, with respect to certain U.S. federal income tax matters in connection with the Merger. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed herein, we have examined and relied on (i) the Merger Agreement, (ii) the Registration Statement and the Proxy Statement/Prospectus; (iii) a certificate of representations, dated [                    ], 2006, provided by Alesco and a certificate of representations, dated [                    ], 2006, provided by Sunset (collectively, the “Certificates of Representations”); and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein. In addition, for purposes of this opinion, we have assumed that each of Alesco and Sunset qualifies as a real estate investment within the meaning of Section 856 of the Code (a “REIT”) for their taxable year in which the Closing Date of the Merger occurs. In this regard, we note the opinion of Clifford Chance US LLP, dated the date hereof and addressed to Sunset, to the effect that Alesco qualifies as a REIT and the opinion of Locke, Lidell & Sapp, LLP dated the date hereof and addressed to Alesco, to the effect that Sunset qualifies as a REIT, in each case, delivered pursuant to Section 7.1(g) of the Merger Agreement.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) the parties at all times will operate in accordance with the method of operation described in their organizational documents, the Registration Statement and the Proxy Statement/Prospectus. For purposes of rendering the opinion expressed herein, we have also assumed the accuracy of the representations contained in the Certificates of Representations provided to us by Alesco and Sunset, and that each representation contained in the Certificates of Representations to the best of the knowledge of Alesco or Sunset is accurate and complete without regard to such qualification as to the best of Alesco’s or Sunset’s knowledge.

Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The opinion expressed herein represents our conclusion as to the application of the U.S. federal income tax laws existing as of the date hereof. The opinion expressed herein represents our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.

The opinion expressed herein (i) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof, and (iii) is rendered by us at the request of the Company. We assume no obligation to update our opinion for events or changes in the law occurring after the date of this letter.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,